Exhibit 99.4
SURMODICS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
     The following unaudited pro forma combined condensed financial statements relate to the acquisition (the “Acquisition”) by SurModics, Inc. (“SurModics”) of all of the issued and outstanding shares of capital stock of Brookwood Pharmaceuticals, Inc. (“Brookwood”) for approximately $40 million in cash at closing (subject to adjustment based on Brookwood’s working capital as of closing), with the potential for up to an additional $22 million in future cash payments subject to the achievement by Brookwood of certain revenue and project milestones.
     The following unaudited pro forma combined condensed balance sheet gives effect to the Acquisition as if it was completed on June 30, 2007 and combines the SurModics June 30, 2007 unaudited consolidated balance sheet with the Brookwood June 30, 2007 unaudited consolidated balance sheet. The following unaudited pro forma combined condensed income statement for the year ended September 30, 2006 gives effect to the Acquisition as if it was completed on October 1, 2005. The following unaudited pro forma combined condensed income statement for the nine months ended June 30, 2007 gives effect to the Acquisition as if it was completed on October 1, 2006.
     SurModics and Brookwood have different fiscal year ends. The unaudited pro forma combined condensed income statement for the year ended September 30, 2006 combines SurModics’ historical consolidated income statement for the year ended September 30, 2006 with Brookwood’s historical consolidated income statement for the year ended December 31, 2006. The unaudited pro forma combined condensed income statement for the nine months ended June 30, 2007 combines SurModics’ historical consolidated income statement for the nine months ended June 30, 2007 with Brookwood’s historical consolidated income statement for the six months ended June 30, 2007 and with Brookwood’s historical consolidated income statement for the three months ended December 31, 2006.
     As a result, Brookwood’s historical results of operations for the three months ended December 31, 2006 are included in the unaudited pro forma combined condensed income statements for both the year ended September 30, 2006 and the nine months ended June 30, 2007. Brookwood’s historical financial results for the three months ended December 31, 2006, which are included in both of these periods, are as follows (in thousands):

Revenues	$3,182
Net loss	$(8)
     The unaudited pro forma combined condensed financial statements are presented for informational purposes only and do not purport to represent what SurModics’ financial position or results of operations would have been had the Acquisition occurred as of the dates indicated, nor is it indicative of SurModics’ future financial position or results of operations for any period.
     For periods subsequent to the closing of the Acquisition, SurModics will account for the Acquistion under the purchase method of accounting. A final determination of the allocation of purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been completed. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined condensed financial information are preliminary and have been made solely for purposes of developing such pro forma combined condensed financial statements. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein.
     The unaudited pro forma combined condensed financial statements should be read in conjunction with the accompanying notes and assumptions and the audited consolidated financial statements and related notes thereto included in SurModics’ Annual Report on Form 10-K for the year ended September 30, 2006 and the unaudited consolidated financial statements in SurModics’ Quarterly Report on Form 10-Q for the nine months ended June 30, 2007.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF JUNE 30, 2007
(IN THOUSANDS, EXCEPT SHARE DATA)

	SurModics	Brookwood	Pro Forma		Combined
	Historical	Historical	Adjustments	Notes	Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$3,960	$4,421			$8,381
Short-term investments	42,343		(42,266)	(a)	77
Accounts receivable, net	30,460	3,458			33,918
Inventories	1,259	446			1,705
Deferred tax asset	496				496
Income tax receivable	483				483
Prepaids and other	1,754	214			1,968

Total current assets	80,755	8,539	(42,266)		47,028

Property and equipment, net	11,447	5,427	1,969	(c)	18,843
Long-term investments	47,785				47,785
Deferred tax asset	3,268		(3,268)	(a)	—
Goodwill	—	—	10,381	(a)	10,381
Other assets, net	21,603	1,273	8,029	(a)	30,905

Total Assets	$164,858	$15,239	$(25,155)		$154,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,013	$722			$1,735
Accrued liabilities	1,470	280			1,750
Deferred revenue	3,654	2,770			6,424
Other current liabilities	1,000	297			1,297

Total current liabilities	7,137	4,069	—		11,206
Deferred revenue, less current portion	20,175				20,175
Other long-term liabilities	—	247	968	(a)(c)	1,215

Total Liabilities	27,312	4,316	968		32,596

Stockholders’ Equity
Preferred stock- $.01 par value	—	10	(10)	(b)	—
Common stock- $.05 par value	899				899
Additional paid-in capital	68,728	8,990	(8,990)	(b)	68,728
Accumulated other comprehensive income	2,393				2,393
Retained earnings	65,526	1,923	(17,123)	(a) (b)	50,326

Total Stockholders’ Equity	137,546	10,923	(26,123)		122,346

Total Liabilities and Stockholders’ Equity	$164,858	$15,239	$(25,155)		$154,942

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
YEAR ENDED SEPTEMBER 30, 2006
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	SurModics	Brookwood	Pro Forma		Combined
	Historical	Historical	Adjustments	Notes	Pro Forma

Revenue
Royalties and license fees	$53,008	$49	$		$53,057
Product sales	11,172	2,031			13,203
Research and development	5,704	10,641			16,345

Total revenue	69,884	12,721	—		82,605

Operating costs and expenses
Product	3,399	711			4,110
Research and development	20,391	7,608	1,258	(d) (e) (g)	29,257
Sales and marketing	1,424	524			1,948
General and administrative	8,507	2,422	293	(e) (g)	11,222

Total operating costs and expenses	33,721	11,265	1,551		46,537

Income from operations	36,163	1,456	(1,551)		36,068

Other income
Investment income	4,210	81	(1,881)	(f)	2,410
Impairment loss	(4,651)				(4,651)
Other loss	(157)				(157)

Other income (loss)	(598)	81	(1,881)		(2,398)

Income before income taxes	35,565	1,537	(3,432)		33,670
Income tax (provision) benefit	(15,231)	(511)	2,863	(h)	(12,879)

Net income	$20,334	$1,026	$(569)		$20,791

Basic net income per share	$1.10				$1.12

Diluted net income per share	$1.09				$1.11

Weighted average shares outstanding
Basic	18,527				18,527
Dilutive effect of outstanding stock options	192		58	(g)	250

Diluted	18,719				18,777

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
NINE MONTHS ENDED JUNE 30, 2007
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	SurModics	Brookwood	Pro Forma		Combined
	Historical	Historical	Adjustments	Notes	Pro Forma

Revenue
Royalties and license fees	$39,664	$26	$		$39,690
Product sales	9,054	2,060			11,114
Research and development	3,147	9,585			12,732

Total revenue	51,865	11,671	—		63,536

Operating costs and expenses
Product	3,396	485			3,881
Research and development	17,124	6,760	943	(d) (e) (g)	24,827
Sales and marketing	989	399			1,388
General and administrative	6,644	2,356	220	(e) (g)	9,220

Total operating costs and expenses	28,153	10,000	1,163		39,316

Income from operations	23,712	1,671	(1,163)		24,220

Other income
Investment income	3,731	122	(1,411)	(f)	2,442
Impairment loss	—				—
Other loss	(29)				(29)

Other income (loss)	3,702	122	(1,411)		2,413

Income before income taxes	27,414	1,793	(2,574)		26,633
Income tax (provision) benefit	(10,161)	(750)	1,041	(h)	(9,870)

Net income	$17,253	$1,533	$(1,533)		$16,763

Basic net income per share	$0.95				$0.93

Diluted net income per share	$0.95				$0.92

Weighted average shares outstanding
Basic	18,116				18,116
Dilutive effect of outstanding stock options	133		58	(g)	191

Diluted	18,249				18,307

NOTES TO UNAUDITED PRO FORMA
COMBINED CONDENSED FINANCIAL INFORMATION

(a)	The total cost of $42.3 million is expected to consist of $40.0 million in consideration and $2.3 million in transaction costs.

SurModics performed a preliminary appraisal of the tangible and intangible assets acquired in the acquisition of Brookwood Pharmaceuticals, Inc. The following values have been allocated to the intangible assets based upon their preliminary fair values as determined by the appraisal: $6.4 million to technology and $2.9 to customer relationships. These are expected to be amortized on a straight-line basis over periods ranging from 11 to 18 years. In addition, $15.2 million was identified as in-process research and development costs which are expensed on the acquisition date. This has been reflected within the pro forma adjustment as a reduction in retained earnings. The fair value of property plant and equipment exceeded the historical book value by $2.0 million. Deferred tax liabilities of $4.3 million have been recorded to reflect the basis differences between book and tax in connection with the purchase price allocation.

Pre-existing deferred tax assets of $3.3 million have been reclassified to now be included as a component of the net deferred tax liability. The excess of the total purchase price over the preliminary fair values of all identifiable assets acquired, net of liabilities, amounted to approximately $10.4 million.

(b)	To eliminate the historical equity of Brookwood Pharmaceuticals, Inc.

(c)	Adjustments represent the elimination of pre-existing intangible assets of $1.3 million and related deferred tax assets thereon of $74,000 for which no value was assigned in the purchase price allocation.

(d)	To record amortization of acquired intangibles associated with the acquisition. The definite lived intangible assets of approximately $9.3 million are expected to be amortized on a straight-line basis over periods ranging from 11 to 18 years.

(e)	To record incremental depreciation resulting from the increase in fair value of the property acquired.

(f)	Adjustment represents interest income assumed to be foregone at a weighted-average of 4.45% due to the cash being paid from short term investments.

(g)	As part of consideration for the acquisition of Brookwood Pharmaceuticals, Inc., SurModics awarded employees of Brookwood 58,027 shares of restricted stock. Compensation expense related to the issuance of these restricted shares is reflected as a pro forma adjustment for year ended September 30, 2006 and nine months ended June 30, 2007. Total compensation expense was calculated utilizing an assumed forfeiture rate and the July 31, 2007 closing stock price.

(h)	Adjustments to income tax provision relating to adjustments (d), (e), (f) and (g) assuming a blended U.S. Federal and state income tax rate of 38% for the year ended September 30, 2006 and 37% for nine months ended June 30, 2007.